                                                                    EXHIBIT 10.1


                              EMPLOYMENT AGREEMENT

          This EMPLOYMENT AGREEMENT is made as of June 28, 1996 between UNIVERSAL STANDARD MEDICAL LABORATORIES, INC., a Michigan corporation (the "Company"), and PERRY C. McCLUNG ("Employee").

          WHEREAS, the Company is engaged in the business of operating clinical laboratories and marketing and administrating capitated laboratory and other health care services plans;

          WHEREAS, Employee is experienced with the management of entities such as Company; and

          WHEREAS, the Company desires to employ Employee, and Employee desires to continue as an employee of the Company, pursuant to the terms and conditions set forth in this Agreement.

          NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

          SECTION 1. Employment. The Company shall employ Employee, and Employee accepts employment with the Company, upon the terms and conditions set forth in this Agreement for the period beginning on the date hereof and ending as provided in Section 5 hereof (the "Employment Period").

          SECTION 2.  Position and Duties.

               (a) During the Employment Period, Employee shall initially serve as the Executive Vice President of the Company, as well as the President of the Company's wholly owned subsidiary, Universal Standard Managed Care, Inc.
("USMC") and shall, in such capacities:    1) direct the management and
operation of USMC; and 2) perform such other duties and have such other responsibilities as determined from time to time by the Board of Directors. Employee shall have the normal duties, responsibilities and authority consistent with such positions, subject to the power of the Chief Executive Officer of the Company to expand or limit such duties, responsibilities and authority.

               (b) Employee shall report directly to the Chief Executive Officer of the Company. Employee shall devote his best efforts and his full business time and attention (except for permitted vacation periods and periods of illness, and notwithstanding the reduction in business time as discussed in
Section 2(c) hereof) to the business and affairs of the Company and its affiliates. Employee shall perform hisduties and responsibilities to the best of his abilities in a diligent, trustworthy, businesslike and efficient manner.

               (c) It is hereby acknowledged and agreed by the parties hereto that the duties and responsibilities of Employee hereunder will be decreased after the first anniversary of this Agreement such that Employee will be able to fulfill all such duties and responsibilities while performing on no more than a part-time basis. "Part-time basis" shall be defined herein to mean that Employee shall devote no more than 80 hours per month to fulfilling his duties and obligations hereunder.

          SECTION 3.  Compensation and Benefits.

               (a) During the Employment Period, Employee shall be paid a salary (the "Salary"), which Salary shall be determined pursuant to Section 3(b) below, and shall be payable in accordance with Section 3(c) below. In calculating EBITDA in connection with this Section 3 and Section 4 below, EBITDA will be calculated in accordance with generally accepted accounting principles applied consistently with the past practices of USMC.

               (b) The amount of Employee's Salary shall be determined as follows:

                    (i) Year 1 - During the first twelve months of the Employment Period, Employee's Salary shall be an amount equal to the total of
(A) 3% of USMC EBITDA for the period July 1, 1996 through June 30, 1997 ("Year 1 EBITDA") and (B) an amount equal to 3% of the aggregate amount by which the Year 1 EBITDA exceed $4,800,000. Notwithstanding any contrary language contained herein, in no event shall compensation paid to Employee pursuant to this Section 3(b)(i) during Year 1 be less than $150,000.

                    (ii) Year 2 - During the second year of the Employment Period, Employee's Salary shall be an amount equal to the total of (A) 3% of the USMC EBITDA derived from the Base Accounts (which shall be those managed care programs listed on Schedule A hereto) for the period July 1, 1997 - June 30, 1998 ("Year 2 Base Account EBITDA"; the total EBITDA from all USMC programs and plans during this period shall hereinafter be refered to as "Year 2 EBITDA") and
(B) 6% of the aggregate amount of the Year 2 EBITDA which is derived directly from USMC customers during the initial year of any capitated health care services plans or programs which commenced subsequent to the first anniversary of this Agreement and of which no less than 95% of the beneficiaries enrolled under the program or plan were not covered by another USMC program or plan during the 12-month period immediately preceding the commencement date of the relevant plan or program (any such plan or program hereinafter a "New Program"), provided, however, that such New Program was procured solely and directly by Employee and that no other USMC employee is paid a commission in connection with the procurement of such New Program (any such earnings hereinafter referred to as "New Program Earnings"). Notwithstanding any contrary language contained herein, in no event






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



     shall compensation paid by Company to Employee pursuant to this Section 3(b)(ii) during Year 2 be less than $125,000 or in excess of $400,000.


                    (iii) Year 3 - During the third year of the Employment Period, Employee's Salary shall be an amount equal to the total of (A) 3% of the USMC EBITDA derived from the Base Accounts for the period July 1, 1998 - June 30, 1999 ("Year 3 Base Account EBITDA"; the total EBITDA from all USMC programs and plans during this period shall hereinafter be refered to as "Year 3 EBITDA") and (B) 6% of the aggregate amount of the Year 3 EBITDA which is derived directly from USMC customers during the initial year of any New Program, provided, however, that such New Program was procured solely and directly by Employee. Notwithstanding any contrary language contained herein, in no event shall compensation paid by Company to Employee pursuant to this Section 3(b)(iii) during Year 3 be less than $75,000 or in excess of $300,000.

               (c) The Company shall pay the Salary Base Amount (as defined below) to Employee in regular installments in accordance with the Company's standard payroll practices. The Company shall utilize quarterly EBITDA determinations to estimate Employee's likely Salary and, provided that the estimated Salary is greater than the Salary Base Amount, shall "gross up" Employee's Salary on a quarterly basis by paying to Employee, within 30 days of the close of each financial quarter of the Company, 25% of the aggregate amount equal to the difference between the respective year's (estimated) Salary Base Amount and the estimated total Salary for that year . Any amount of Salary remaining payable to Employee upon completion of each annum during the Employment Period will be paid within thirty (30) days of the close of each calendar year of the Employment Period.

                    The "Salary Base Amount"  shall be determined as follows:

                    (i) For months one through thirteen of the Employment Period, Salary Base Amount shall be $150,000 per annum (or $162,500 for the thirteen month period).

                    (ii) For months fourteen through twenty-five of the Employment Period, Salary Base Amount shall be equal to the greater of (A) 3% of the Year 1 EBITDA , or (B) $125,000.

                    (iii) For months twenty-six through thirty-six of the Employment Period, Salary Base Amount shall be equal to the greater of (A) 2% of the Year 2 EBITDA or (B) $75,000.

In the event that the amount paid to Employee during any yearly period as Salary Base Amount or as a "gross up" exceeds the respective year's Salary as determined pursuant to Section 3(b) above,





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



the Company shall withhold any such overpayments from any future amounts being paid by Company to Employee pursuant to this Section 3 or Section 4 below.

               (d) During the Employment Period, Employee shall be entitled to participate in all of the Company's employee benefit programs for which executive officer employees of the Company are generally eligible, including participation in the executive automobile program, medical, dental, life and disability insurance, paid vacation time and the non-matching 401(k) Retirement Plan.

               (e) During the Employment Period, the Company shall reimburse Employee for all reasonable expenses incurred by him with respect to travel, entertainment and other business expenses which are required to perform his duties under this Agreement to the extent consistent with the Company's applicable policies in effect from time to time.

               (f) Stock Options - Upon the execution of this Agreement, each of the 85,000 options granted to Employee under pursuant to the 1992 Stock Option Plan shall be repriced as follows:

                    (i) Standard Stock Options: 45,000 repriced shares which shall have a revised exercise price of $4.75 and shall vest as follows:

             Vesting Date       # Shares Vesting
             ------------       ----------------
                5/6/97                30,000
                8/2/97                 2,500
               12/5/97                 2,500
               12/6/97                 2,500
               12/5/98                 2,500
               12/6/98                 2,500
               12/5/99                 2,500
                                       -----
                                      45,000

                         (A) All Standard Stock Options shall vest immediately upon Employee's death or permanent disability, or upon a change in control of the Company.

                         (B) Upon a termination by the Company of Employee's employment with Cause prior to May 6, 1997, all unvested Standard Stock Options expire immediately upon the effective date of Employee's termination, and any and all Standard Stock Options which are currently vested as of the effective date of Employee's termination shall remain exercisable for a period of three months following the date of termination.

                         (C) Upon voluntary termination of employment, all options vested upon the effective date of voluntary termination will remain exercisable for a period of three months following the effective date of voluntary termination, and all unvested options will expire upon Employee's voluntary termination of employment.

                    (ii) Performance Stock Options: 40,000 repriced shares which shall have a revised exercise price of $4.75 and shall vest/expire as follows:

   Vesting Event:
   Stock Price Level
   Achievement*           # Shares Vesting    Expiration Date**
   ------------------     ----------------    ---------------
         $7.00                10,000              12/6/97
        $10.00                10,000               8/6/98
        $12.00                10,000               4/6/99
        $14.00                10,000              12/6/99

   *Stock Price must be above this level for 20 of 30 consecutive trading days. **If the applicable Vesting Event has not occurred as of each Expiration
     Date, the respective 10,000 options shall expire.

                         (A) Upon termination of Employee's employment due to Employee's death, permanent disability or change of control of the Company, a pro rata portion of the unvested Performance Stock Options will vest based upon the time elapsed from December 6, 1994 to the termination date, as a percentage of the time from December 6, 1994 to the expiration date of each 10,000 share lot of Performance Stock Options. At May 6, 1996, 14,687 of such shares would become immediately exercisable. All remaining options will expire.

                         (B) Upon termination by the Company of Employee's employment with Cause, the unvested Performance Stock Options will expire and vested Performance Stock Options will remain exercisable for a period of three months following the effective date of termination.


          SECTION 4.  Bonus.   Provided that the USMC EBITDA derived from the
Base Accounts for each Company fiscal year during the period 1996 - 1999 exceeds $4,800,000, Company shall pay to Employee an account retention bonus in the amount of $100,000. Any such bonus shall be paid by Company on or before February 1, 2000.





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




          SECTION 5.  Term; Termination.

               (a) This Agreement shall be effective, and the Employment Period shall be for an initial period of three (3) years, commencing on the date of this Agreement and ending on the third anniversary date of the Agreement. Employee's employment with Company may be terminated by the Company only for Cause (as defined below), upon Employee's death or upon Employee's physical or mental disability which prevents him from performing his obligations hereunder for a period of ninety (90) consecutive days. Any such termination of this Agreement shall not affect the Company's obligation to pay Salary (as adjusted from the Base Salary Amount) to Employee until the effective date of termination.

               (b) For purposes of this Agreement, "Cause" shall mean (i) the Employee's personal dishonesty directly affecting the Company; (ii) gross incompetence as demonstrated by the Employee's inability to perform and carry out the functions required of Employee in a manner consistent and equal to the standards of other employees with similar responsibilities in the industry;
(iii) willful or reckless misconduct of Employee; (iv) breach by Employee of fiduciary duty to the Company, whether or not involving personal profit; (v) Employee's indictment for any violation of the Medicare or Medicaid laws or other similar laws or regulations or Employee's plea of nolo contendere or conviction under any laws or regulations relating to the Medicare or Medicaid programs or conviction for violation of any law, rule or regulation (other than traffic violations or other minor misdemeanor offenses); (vi) the issuance by any regulatory authority to which the business of the Company is subject of a final and nonappealable order against Employee imposing sanctions against Employee which adversely affect the business and operations of the Company;
(vii) repeated and intentional failure of Employee to perform duties required under this Agreement or a material breach of any provision of this Agreement; or
(viii) Employee's violation of the Company's Code of Ethics; provided, however, that with respect to clauses (ii), (iii), (iv), (vii) and (viii) above, such events, occurrences, violations or problems shall constitute "Cause" only if Employee fails to cure such event, occurrence, violation or problem within five
(5) days following the date on which written notice specifically identifying such event, occurrence, violation or problem is delivered to Employee.

               (c) Employee hereby understands and agrees that, in the event of the termination of his employment for Cause or due to death or resignation, other than the amounts payable to Employee pursuant to Section 4 above and
Section 8 below, no severance or other compensation shall be payable to Employee by the Company or its affiliates, and Employee hereby waives any and all claims for severance or other compensation in event of any for cause termination or Employee's death or resignation. Except as expressly set forth in Sections 3(f) and 4 above, and Section 8 below, all compensation and other benefits shall cease to accrue upon death, resignation or for Cause termination of the Employment Period.

          SECTION 6. Suspension. In the event Employee is indicted for any violation of the Medicare or Medicaid laws or other similar laws or regulations, the Company may suspend Employee and Employee shall cease all of his duties for the Company pursuant to this Agreement or otherwise. During any period of suspension, the Company may cease all payments of all compensation and any other benefits to which Employee may be entitled, in which case the Company shall have no obligation to pay such amounts in respect of such period of suspension or to provide such benefits at any future time.

          SECTION 7. Severance. In the event that Employee is terminated by the Company or any successor of the Company without Cause, severance compensation shall be payable by Company to Employee as follows:

               (a) In the event that Employee is terminated without Cause during the first year of Employee's employment with Company, the Company shall pay to Employee, as a severance package (i) his salary until the first anniversay of this Agreement and (ii) an additional nine (9) months salary following the first anniversary of this Agreement, reduced by any amount that Employee earns during the period commencing on the date of his termination until March 31, 1998 from any subsequent employment or otherwise.

               (b) In the event that Employee is terminated without Cause by the Company or any successor to the Company at any time after Employee's first year of employment with Company, the Company shall pay to Employee, as a severance package, his salary for up to nine (9) months from the date of termination, reduced by any amount that Employee earns during the nine month period following his termination from any subsequent employment or otherwise. In the event that Employee is terminated without Cause during the last nine months of the three year employment term or any subsequent one year term, the maximum severance pay to which Employee shall be entitled shall be limited to Employee's salary for the remaining period of such initial or subsequent employment term.

               (c) Any severance compensation paid to Employee pursuant to this Section shall be paid in the same manner as salary shall be paid to Employee during the employment term.

          SECTION 8.    Non-Competition.

               (a) As consideration for Employee's covenant not to compete with the Company or any of its affiliates in accordance with this Section 8 of this Agreement, Company shall pay to Employee an amount equal to $125,000 pursuant to the following payment schedule:

                    (i)    $75,000 on or before January 1, 1997; and

                    (ii)   $50,000 on or before January 1, 1998.

               (b) Definitions - The term "affiliates" shall mean, with respect to any person, partnership, corporation or other entity, any and all persons, partnerships, corporations or other entities directly or indirectly controlling (including, without limitation, all directors and officers), controlled by or under direct or indirect common control with such person, partnership, corporation or other entity, including, without limitation, any joint venture to which such person, partnership, corporation or other entity is a party. The term "Clinical Laboratory Business" shall mean any business, endeavor, enterprise, activity, arrangement or undertaking engaged in the performance or provision of any Laboratory Testing, including, without limitation, any entity that is required to be licensed under the Clinical Laboratory Improvement Amendments of 1988, codified at 42 U.S.C. Section 263a. The term "Laboratory Testing" shall mean any and all clinical laboratory analysis or testing (including, without limitation, any sampling, testing and reporting on medical, biological or diagnostic specimens or products (including all clinical and anatomical procedures)) and any activity substantially similar thereto. The term "Managed Care Business" shall mean any business, endeavor, enterprise, activity, arrangement or undertaking engaged in the provision of health care services, including, but not limited to Laboratory Testing, DME, HMS or diagnostic imaging services, by or through capitated plans. The term "Participate" shall mean any direct or indirect interest or position in or any financial or other arrangement or relationship with any business, arrangement or enterprise whether as an officer, director, employee, partner, shareholder, sole proprietor, joint venturer, agent, representative, independent contractor, consultant, franchisor, franchisee, creditor, owner or otherwise; provided that the term "Participate" shall not include ownership of less than two percent of the stock of a publicly-held corporation whose stock is traded on a national securities exchange or in the over-the-counter market.

               (c) Employee hereby covenants and agrees that during the Employment Period and for an additional period of five (5) years after the date on which Employee's employment with the Company terminates for any reason (the "Noncompetition Period"), Employee will not, and will not permit any of his affiliates or his affiliates' officers, directors, employees or agents to, directly or indirectly, (i) engage or Participate in any Clinical Laboratory Business (other than the Company) located in or providing any services to or for any person or entity whatsoever in or otherwise doing business anywhere within 100 miles of any facility of the Company in existence as of the date on which Employee's employment with the Company terminates, (ii) engage or Participate in any Managed Care Business (other than the Company) located in or providing services within the United States of America or (iii) induce or attempt to influence any person or entity who or which is or was a customer or client of the Company at any time during the Employment Period to transact business with any competitor of the Company or to cease to do business, in whole or in part, with the Company.

               (d) Employee hereby acknowledges and agrees that this covenant is reasonable with respect to its duration, geographic area and scope.

               (e) Enforceability. Notwithstanding the intent of the parties hereto that all of the provisions contained herein be fully enforceable and the terms of this paragraph, if at any time a court holds that the restrictions agreed to by the parties and stated in this Agreement are unreasonable or otherwise unenforceable under circumstances then existing, the parties hereto agree that the maximum period, scope or geographic area determined to be reasonable under such circumstances by such court will be substituted for the stated period, scope or area. The parties hereto agree that money damages would be inadequate for any breach of any of the provisions contained in Sections 8, 9, 10, or 13 of this Agreement. In the event of Employee's breach of any of such provisions, the Company or any of its affiliates or its or their successors or assigns may, in addition to other available rights and remedies, apply to any court of competent jurisdiction for specific performance and/or injunctive relief in order to enforce, or prevent any violation of, any of the provisions of this Agreement.

               (f)    Any termination of this Employment Agreement pursuant to
Section 5 above shall not relieve Company of its obligation to pay the consideration for the noncompete pursuant to Section 8(a) hereof.

          SECTION 9. Confidential Information. Employee acknowledges and agrees that the information, observations and data obtained by him while employed by the Company concerning the business or affairs of the Company or any of its affiliates, including, without limitation, all information with respect to the Company's and its affiliates' managed care business ("Confidential Information") are the sole property of the Company or its affiliates, respectively. Employee agrees that he shall not disclose to any unauthorized person or use for his own account any Confidential Information without the prior written consent of the Board of the Company unless and to the extent that the Confidential Information becomes generally known to and available for use by the public by means other than a breach of this covenant or until the Confidential Information becomes obsolete, whichever is earlier. Employee shall deliver to the Company at the termination of the Employment Period, or at any other time the Company may request, all memoranda, notes, plans, records, reports, computer tapes and software and other documents and data (and copies thereof) relating to the Confidential Information, Work Product (as defined below) or the business of the Company or any subsidiary which he may then possess or have under his control.

          SECTION 10. Inventions and Patents. Employee agrees that all inventions, innovations, improvements, developments, methods, designs, analyses, drawings, reports, and all similar or related information which relates to the Company's or any of its affiliates' actual or anticipated business, research and development or existing or future products or services and which are conceived, developed or made by Employee while employed by the Company or its affiliates ("Work Product") shall belong to and be the sole property of the Company and its affiliates. Employee agrees to promptly disclose such Work Product to the Chief Executive Officer of the Company and the Board and to perform all actions reasonably requested by the Chief Executive Officer of the Company or the Board (whether during or after the Employment

Period) to establish and confirm such ownership (including, without limitation, assignments, consents, powers of attorney and other instruments).

          SECTION 11. Survival. Sections 8, 9 and 10 hereof shall survive and continue in full force in accordance with their terms notwithstanding any termination of the Employment Period or this Agreement for any reason.

          SECTION 12. Notices. Any and all notices or other communications or deliveries required or permitted to be given or made pursuant to any of the provisions of this Agreement shall be deemed to have been duly given or made for all purposes if (i) sent by certified or registered mail, return receipt requested and postage prepaid, (ii) hand delivered, (iii) sent by a nationally recognized overnight courier or (iv) sent by telephone facsimile transmission (with a confirming copy by First Class mail) as follows:

          If to the Company:

               Universal Standard Medical Laboratories, Inc.
               26500 Northwestern Hwy., Suite 400
               Southfield, MI 48076
               Attention:  Chief Executive Officer
               Facsimile No.:  (810) 358-0704

          If to Employee:

               P.C. McClung
               22890 Ennishore
               Novi, Michigan 48375

or at such other address as any party may specify by notice given to the other party in accordance with this paragraph. The date of giving of any such notice shall be the date of hand delivery, the date three days following the posting of the mail, the date sent by telephone facsimile, the day after delivery to the overnight courier service.

          SECTION 13. Code of Ethics. Employee hereby acknowledges that he has received and has signed a copy of the Company's Code of Ethics (a copy of which is attached hereto) and further agrees to abide by and comply with all of the provisions contained therein. In the event that any of Employee's required duties or responsibilities hereunder would conflict with the provisions of the Company's Code of Ethics, Employee shall so notify the Company in writing, in which case the Company may either waive such provision of the Code of Ethics or waive the requirement of Employee to perform such conflicting duty or responsibility.

          SECTION 14.  Miscellaneous.

          (a) Governing Law. This Agreement shall be governed by and construed in accordance with the domestic laws of the State of Michigan, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Michigan or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Michigan.

          (b) Counterparts. This Agreement may be executed in any number of counterparts, each of which shall constitute an original, but when taken together shall constitute but one instrument.

          (c) Successors and Assigns. Neither this Agreement nor any rights or obligations hereunder may be assigned by Employee. The Company may freely assign this Agreement and all of its rights and obligations hereunder to any affiliate or to any person or entity in connection with a sale of all or substantially all of the assets of the Company or a sale of 50% or more of the capital stock of the Company. This Agreement shall be binding upon and inure to the benefit of the Company and its successors and assigns.

          (d) Descriptive Headings. The descriptive headings contained in this Agreement are for convenience only and do not constitute a part of this Agreement.

          (e) Invalidity. In the event that one or more of the provisions contained in this Agreement shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement.

          (f) Waiver. No failure on the part of either party to exercise, and no delay in exercising or course of dealing with respect to, any right, power or privilege under this Agreement (or breach of any obligation under any other agreement) shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege under this Agreement or any other agreement (or breach of any obligation under any other agreement) preclude any other or further exercise thereof or hereunder, or the exercise of any other right, power or privilege. The remedies provided herein are cumulative and not exclusive of any remedies provided by law.

                                 *  *  *  *  *

          IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.




                                                UNIVERSAL STANDARD MEDICAL
                                                LABORATORIES, INC.


                                                By:     Eugene Jennings
                                                   ---------------------------
                                                Name:   Eugene Jennings
                                                Its:    President


Michael P. Risko
- -------------------------                       P.C.  McClung
Witness                                         ------------------------------
                                                P.C.  McClung

                                   SCHEDULE A



                                 BASE ACCOUNTS

1. All USMC programs or plans in effect as of the execution date of this Agreement which provide laboratory services to the employees or retirees of Ford Motor Co.

2. All USMC programs or plans in effect as of the execution date this Agreement which provide laboratory services to the employees or retirees of Chrysler Corp.

3. The USMC program in effect as of the execution date of this Agreement between USMC and the Michigan Conference of Teamsters Welfare Fund which program provides laboratory services to members of the Teamsters Welfare Fund health plan

4. Any USMC programs in effect as of the execution date of this Agreement between USMC and the United Auto Workers ("UAW") which programs provide laboratory services to members of any UAW health plans.

5. Such other programs or plans which will be mutually agreed to by the parties prior to the first anniversary of the Employment Agreement